Exhibit 24

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Kevin P. Magid, Michael Rettagliata, Jason Scoffield and Grant Bokerman with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a director and/or officer of Audax Private Credit Fund, LLC (the “Fund”), the Fund’s registration statement and any amendments thereto or any statement of beneficial ownership on Form 3, 4, or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS HEREOF I have executed this instrument as of the 23rd day of June, 2025.

/s/ Kevin P. Magid	Director, Chairperson and Chief Executive Officer
Kevin P. Magid

/s/ Michael Rettagliata	Chief Financial Officer
Michael Rettagliata

/s/ Jason Scoffield	Chief Compliance Officer
Jason Scoffield

/s/ Grant Bokerman	Secretary
Grant Bokerman

/s/ Rahman Vahabzadeh	Director
Rahman Vahabzadeh

/s/ Steven Ruby	Director
Steven Ruby

/s/ Daryl B. Brown	Director
Daryl B. Brown

/s/ Patrick H. Dowling	Director
Patrick H. Dowling

/s/ David G. Moyer	Director
David G. Moyer

/s/ Joseph F. Nemia	Director
Joseph F. Nemia